EXHIBIT 3.1

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.285 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.285 and 78.390 – After Issuance of Stock)

1. Name of corporation: PlushMall, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The Corporation hereby amends and restates Article I of its Articles of Incorporation as follows:

“The name of the corporation, which is hereinafter referred to as the “Corporation” is:

STRONGBOW RESOURCES INC.”

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of he voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 70,000,000.

4. Effective date of filing (optional): February 11, 2008

5. Officer Signature (required):	/s/ Lorne Reicher	President